Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 9, 2021, is among Nephros, Inc., a Delaware corporation (the “Purchaser”), GenArraytion, Inc., a Delaware corporation (the “Company”), and R. Paul Schaudies (“Schaudies” or the “Shareholder”). Capitalized terms used but not otherwise defined have the meanings in Article VII.

RECITALS

A. The Company is engaged in the business of offering research use only or environmental on-site or laboratory molecular communicable disease testing (the “Business”).

B. The Company desires to sell, and the Purchaser desires to purchase, all of the assets of the Business for the consideration and on the terms set forth in this Agreement.

C. The Company and the Shareholder acknowledge that the Purchaser is paying substantial consideration for the Assets and that payment of such consideration will inure to their benefit, and that their agreement to the terms of this Agreement (including Section 6.3) is a material inducement for the Purchaser to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

Sale and Transfer of Assets; Purchase Price

1.1. Assets To Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Company will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Company, free and clear of any Liens, all of the Company’s right, title and interest in all of the properties and assets of the Company as of the Closing, excluding only the Excluded Assets, but including, without limitation, the following (collectively, the “Assets”):

(a) all signs, equipment, furniture, fixtures, furnishings, machinery, tools, vehicles, office equipment, supplies, telephones, computers and related software and other similar items of equipment owned or leased by the Company and used in the Business, including, without limitation, those items set forth on Schedule 1.1(a);

(b) all rights existing under all Contracts to which the Company is a party, excluding those identified as Excluded Assets, but including, without limitation, those set forth on Schedule 1.1(b) (the “Purchased Contracts”);

(c) all books, records, manuals and other materials (in any form or medium), in any way relating to the Business and wherever located, including customer, vendor and distribution lists, sales and advertising materials, purchasing records, personnel records, Intellectual Property disclosures, accounting records, accounts receivable and collection/credit records, litigation files, blueprints, plans, or plats, and all other accounting, financial, marketing, sales, supply, management and technical information, correspondence and literature relating to the Business;

(d) all credits, prepaid expenses, deferred charges, advance payments, deposits and prepaid items related to the Business (collectively, the “Prepaid Expenses”);

(e) all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature with respect to the Assets and the Business;

(f) all of the Company’s Intellectual Property, including, without limitation, the Intellectual Property set forth on Schedule 1.1(f), the Company’s corporate name and assumed names, domain name and website and any content therein (including any copyright therein), and all goodwill associated therewith;

(g) all permits, to the extent assignable, including, without limitation, those set forth on Schedule 1.1(g);

(h) all billed and unbilled accounts receivable and all correspondence with respect thereto, including, without limitation, all trade accounts receivable, notes receivable from customers, retainages and all other obligations from customers, including, without limitation, the items set forth on Schedule 1.1(h) (the “Accounts Receivable”);

(i) all prepayments, vendor credits, rebates, prepaid expenses and similar assets and loans to employees;

(j) all goodwill and going concern value associated with the Company’s operation of the Business; and

(k) all other tangible and intangible assets used by the Company in the operation of the Business.

1.2. Excluded Assets. The Company will retain and not transfer, and the Purchaser will not purchase or acquire, the following assets (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of the Company;

(b) all rights to federal and state Tax refunds, income Tax deposits and other corporate Tax attributes of the Company;

(c) all corporate minute and stock books and records of the Company;

(d) all records (in any form or medium) solely related to any Tax refund, federal and state income Tax deposits and other Tax attributes, insurance policies or refunds due thereunder or any Liabilities other than the Assumed Liabilities;

(e) all insurance policies maintained by or on behalf of the Company for the benefit of or in connection with the Assets or the Business prior to the date hereof or any refunds due thereunder;

(f) the Contracts identified on Schedule 1.2(g);

(g) all employment agreements, including any employment agreements with severance or change-of-control payments, all Employee Benefit Plans and all advances to employees;

(h) all rights of the Company under this Agreement and the agreements, documents and certificates contemplated hereby, including the Transaction Documents, to which the Company is a party that will survive the Closing, including the Company’s right to receive the Purchase Price; and

(i) all documents, communications or similar materials of the Company that qualify as attorney-client privileged information to the extent such materials do not relate to the ongoing operations of the Business.

1.3. Assumed Liabilities. The Purchaser will not assume or be responsible for, and will in no event be liable for, any Liabilities of or relating to the Business, except that as of the Effective Time, the Purchaser hereby assumes and agrees to pay, honor, discharge or perform, as appropriate, only the following Liabilities relating to the Assets and arising after the Closing Date (the “Assumed Liabilities”):

(a) the current Liabilities of the Business, which consist of accrued expenses and accounts payable, incurred in the Ordinary Course of Business, of a kind and amount consistent with the Business’s financial statements, but only to the extent reflected on the Balance Sheet and set forth on Schedule 1.3(a); and

(b) any Liabilities arising under the Purchased Contracts, including Liabilities arising out of any partially completed work-in-progress, but only to the extent that such Liabilities (i) arise after the Closing Date and (ii) do not arise from or relate to any breach by the Company of any obligations under any provision of any of the Purchased Contracts that occurred on or before the Closing Date.

1.4. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of the Company or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).

1.5. Purchase Price. The consideration for the Assets (the “Purchase Price”) shall be One Million Two Hundred Thousand and 0/100 Dollars ($1,200,000.00) (the “Closing Payment”) and the Royalty Payments pursuant to Section 1.6. The Purchaser shall pay the Closing Payment in the form of 123,981 shares of the Purchaser’s common stock, $0.001 par value per share (the “Issued Shares”). Fifty percent (50%) of the Issued Shares will be issued without a risk of forfeiture (the “Unrestricted Shares”) and the remaining fifty percent (50%) of the Issued Shares will be subject to a risk of forfeiture (the “Restricted Shares”), as set forth in further detail in Section 1.7.

1.6. Royalty Payments.

(a) Delivery of Net Sales Statements. The Purchaser will delivery to the Company a statement (each, a “Net Sales Statement”) setting forth the amount of the Net Sales of the Products with respect to each Quarterly Royalty Period. Each Net Sales Statement will be (i) in a form reasonably acceptable to the Company and the Purchaser, (ii) certified by an authorized representative of the Purchaser, in such representative’s capacity as a representative of the Purchaser and not in his or her capacity as an individual, to have been calculated in accordance with the provisions of this Agreement, and (iii) delivered by the Purchaser within 30 days after the end of the subject Quarterly Royalty Period. “Quarterly Royalty Period” means the first fiscal quarter of the Purchaser beginning after the Closing Date and each of the next 19 fiscal quarters of the Purchaser thereafter.

(b) Determination of Net Sales of the Products. The “Net Sales of the Products” for each Quarterly Royalty Period means the aggregate amount of gross sales by the Purchaser of the Products to third parties during the relevant Quarterly Royalty Period (determined in accordance with GAAP), reduced by the following amounts to the extent allocable to such sales of Products: (i) any refunds, credits or allowances actually given or credited to any third party due to rejections, defects or returns, (ii) any discounts or rebates actually given or credited, (iii) sales, use, occupation or excise taxes, freight, duty or transportation insurance included therein, and in each case as actually incurred by the Companies; (iv) amounts previously included in Net Sales of the Products after the Closing Date that were written-off during such period as uncollectible; and (v) any direct costs within the categories set forth on Schedule 1.6(b). Net Sales of the Products will be calculated for each Quarterly Royalty Period in the manner provided on Schedule 1.6(b), and for purposes of determining the deductions referred to in this Section 1.6(b)(i)-(v) above for each of the products and services, such deductions will be determined without duplication.

(c) Dispute Mechanism.

(i) Within 10 days following the Purchaser’s delivery to the Company of a Net Sales Statement with respect to a Quarterly Royalty Period, the Company will give the Purchaser a written notice stating either (i) the Company’s acceptance, without objection, of the Net Sales Statement (a “Net Sales Acceptance Notice”) or (ii) the Company’s objections to the Net Sales Statement (a “Net Sales Objection Notice”). If the Company gives the Purchaser a Net Sales Acceptance Notice or does not give the Purchaser a Net Sales Objection Notice within such 10-day period, then such Net Sales Statement will be conclusive and binding upon the parties and the Net Sales of the Products set forth on such Net Sales Statement will constitute the Final Net Sales of the Products for such Quarterly Royalty Period. “Final Net Sales of the Products” means the Net Sales of the Products for a given Quarterly Royalty Period as finally determined pursuant to this Section 1.6.

(ii) In the event that the Company delivers a Net Sales Objection Notice to the Purchaser and the Purchaser and the Company fail to resolve all of the issues set forth in the Net Sales Objection Notice within 10 days after the Purchaser receives the Net Sales Objection Notice (the “Net Sales Agreement Period”), (A) the Company and the Purchaser will retain the Independent Auditors to make the determination of the Final Net Sales of the Products for such Quarterly Royalty Period in accordance with the terms of this Agreement within the 15-day period immediately following the Net Sales Agreement Period, and (B) the Purchaser and the Company each will provide the Independent Auditors with their respective determinations of the Net Sales of the Products for such Quarterly Royalty Period. The Independent Auditors will consider only those items and amounts in the Purchaser’s and the Company’s respective determinations of the Net Sales of the Products that are identified as being items and amounts to which the Purchaser and the Company have been unable to agree. In resolving any such disputed item or amount, the Independent Auditors may not assign a value to any item or amount that is higher than the highest value for such item or amount claimed by either party or lower than the lowest value for such item or amount claimed by either party. The Independent Auditors’ determination of the Net Sales of the Products will be based on the definition of Net Sales of the Products contained in this Agreement. Assuming compliance with the immediately preceding sentence, the determination of the Final Net Sales of the Products for such Quarterly Royalty Period by the Independent Auditors will be conclusive and binding upon the parties. The fees, costs and expenses of the Independent Auditor will be paid (x) by the Company if the items covered thereby are resolved in favor of the Purchaser or (y) by the Purchaser if the items covered thereby are resolved in favor of the Company. If the items referred to therein are resolved in part in favor of the Company and in part in favor of the Purchaser, such fees, costs and expenses will be allocated between the Company and the Purchaser in inverse proportion as the Company and the Purchaser may prevail on matters resolved by the Independent Auditor, which proportionate allocations will be determined by the Independent Auditors.

(d) Royalty Payment. With respect to each Quarterly Royalty Period, the Purchaser will pay to the Company an amount equal to 5% of the Final Net Sales of the Products, rounded to the nearest whole dollar (each such payment that is described in this Section 1.6(d) is a “Royalty Payment” and, collectively, the “Royalty Payments”). Any Royalty Payment owed to the Company will be paid in cash or via wire transfer of immediately available funds to such bank accounts as are designated in writing by the Company within three business days of the determination of Final Net Sales of the Products.

(e) Recordkeeping Requirements; Examination Rights.

(i) The Purchaser will keep true, complete and accurate books and records and other documents and information, including books of account, supporting schedules, analyses, workpapers and other underlying records or documentation, as may be necessary or appropriate for the Company to be able to confirm the Net Sales of the Products set forth in each Net Sales Statement (all of which the Company or the Shareholder shall have the right to examine during normal business hours upon reasonable notice), and the Purchaser will retain the books and records and other documents and information relating to a Quarterly Royalty Period until at least one calendar year following the end of such Quarterly Royalty Period.

(ii) In the event of a dispute between the parties with respect to this Section 1.6, the Independent Auditors will have the right to examine, on a confidential basis, during normal business hours, the books and records and other relevant documents and information of the Purchaser and its Affiliates that the Independent Auditors may reasonably request in order to verify the accuracy of the Net Sales Statements provided by the Purchaser pursuant to Section 1.6(a); provided, however, that any such access will not unreasonably interfere with the conduct of the business of the Purchaser.

(f) Conduct of Business. From and after the Closing Date, all decisions and efforts with respect to the conduct of the Business will be in the Purchaser’s sole and absolute discretion, without any express or implied warranty or covenant of any kind.

1.7. Risks of Forfeiture.

(a) The Restricted Shares are subject to a risk of forfeiture, which risk of forfeiture shall lapse upon the satisfactory completion of the IP Transition Services set forth on Schedule 6.7. A determination of the lapse of the risk of forfeiture shall be in the Purchaser’s sole discretion, as determined by Kimothy Smith on behalf of the Purchaser. This determination will be based on documentation of satisfactory completion of each item in Schedule 6.7 within the timeframe Francisco has been engaged to accomplish the IP Transition Services. If the risk of forfeiture does not lapse prior to the one-year anniversary of the Closing Date, the Company shall immediately forfeit all Restricted Shares. Until such risk of forfeiture has lapsed, the Company shall be entitled to vote the Restricted Shares and shall receive all dividends attributable to the Restricted Shares, but the Company shall not have any other rights as a stockholder with respect to the Restricted Shares.

(b) Any stock certificates representing the Restricted Shares (or book-entry statements if the Restricted Shares are to be issued in book-entry form) will include a legend substantially similar to the following:

“These securities are subject to a risk of forfeiture as set forth in that certain Asset Purchase Agreement, between the Corporation, GenArraytion, Inc. and R. Paul Schaudies, dated July 9, 2021.”

Upon the lapse of the risk of forfeiture, the Purchaser shall instruct the Purchaser’s transfer agent to remove the above legend from any stock certificates representing the Restricted Shares (or book-entry statements if the Restricted Shares are to be issued in book-entry form).

1.8. Purchase Price Allocation. The Purchase Price will be allocated among the Assets as set forth on Schedule 1.8. The parties agree that any Tax Returns will be prepared and filed consistent with such allocation.

ARTICLE II

Closing

2.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 11:59 p.m. Eastern time (the “Effective Time”), simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as the Company and the Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

2.2. Closing Deliverables.

(a) At the Closing, the Company shall deliver to the Purchaser the following:

(i) a bill of sale, assignment and assumption agreement in form and substances satisfactory to the Purchaser (the “Bill of Sale”) and duly executed by the Company;

(ii) an intellectual property assignment in form and substance satisfactory to the Purchaser (the “IP Assignment”) and duly executed by the Company;

(iii) a consulting agreement between Schaudies and the Purchaser (the “Shareholder Consulting Agreement”), duly executed by Schaudies;

(iv) a consulting agreement between Robert Francisco (“Francisco”) and the Purchaser (the “Francisco Consulting Agreement”), duly executed by Francisco;

(v) intellectual property assignments from each of Schaudies, Doreen Robinson (“Robinson”), and Franciso (collectively, the “Employee IP Assignments”), duly executed by each of Schaudies, Robinson, and Franciso;

(vi) a Selling Stockholder Questionnaire, as set further described in Section 6.8;

(vii) a certificate of the Secretary (or equivalent officer) of the Company certifying as to the resolutions of the board of directors and the shareholders of the Company, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Shareholder Consulting Agreement, Francisco Consulting Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby; and

(viii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to the Purchaser, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser shall deliver to the Company the following:

(i) a stock certificate representing the Unrestricted Shares (or a book-entry statement if the Unrestricted Shares are to be issued in book-entry form);

(ii) a stock certificate representing the Restricted Shares (or a book-entry statement if the Restricted Shares are to be issued in book-entry form);

(iii) the Bill of Sale, duly executed by the Purchaser;

(iv) the IP Assignment, duly executed by the Purchaser;

(v) the Shareholder Consulting Agreement, duly executed by the Purchaser;

(vi) the Francisco Consulting Agreement, duly executed by the Purchaser; and

(vii) a certificate of the Secretary (or equivalent officer) of the Purchaser certifying as to the resolutions of the board of directors of the Purchaser, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE III

Representations and Warranties of the Company and Shareholder

As a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser as follows:

3.1. Organization and Qualification; Capitalization. The Company is a duly incorporated, validly existing corporation in good standing under the Laws of the State of Delaware. The Company has all the requisite power, authority and capacity to own, lease and operate its assets and to carry on the Business as the same was and is now being conducted. The Company has delivered to the Purchaser complete and correct copies of its Organizational Documents now in effect, and the Company is not in default under or in violation of any provision of its Organizational Documents. The Company has no subsidiaries. The Shareholder holds 100% of the capital stock of the Company, and no other Person has any right to acquire any equity interest in the Company.

3.2. Power and Authority; Enforceability. Each of the Company and the Shareholder has all requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and any of the Transaction Documents to which it or he is a party. The execution and delivery of the Transaction Documents by each of the Company and the Shareholder, to which it, he or she is a party and, with respect to the Company, the consummation of the transactions contemplated by the Transaction Documents to which it is a party have been duly authorized by all necessary company and other action on the part of the Company. This Agreement has been duly executed and delivered by the Company and the Shareholder and each of the other Transaction Documents to which the Company or the Shareholder is a party have been duly executed and delivered by the Company or the Shareholder, as applicable, and such Transaction Documents constitute the legal, valid and binding obligations of the Company and the Shareholder, as applicable, enforceable against the Company and the Shareholder, as applicable, in accordance with their respective terms.

3.3. No Conflict. Neither the execution and delivery of this Agreement, nor the performance of the provisions hereof to be performed by the Company or the Shareholder, nor the transactions contemplated hereby (a) violate or conflict with the Company’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to the Company or the Shareholder; or (c) will result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Company or the Shareholder is a party or by which any of their respective properties or assets may be bound or affected. With respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including, without limitation, any Government Entity, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein. Except as set forth on Schedule 3.3 neither the Company nor the Shareholder will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.4. Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as of December 31, 2020 and 2019 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended and the unaudited financial statements consisting of the balance sheet of the Business as of May 31, 2021 for the five-month period then ended and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to the Purchaser. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of May 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

3.5. Undisclosed Liabilities. The Company has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Schedule 3.5 lists all Indebtedness of the Company related to the Business or the Assets and the outstanding balance thereof as of the Closing Date and all obligations of others guaranteed by the Company. The Company is not in default of its obligations under its Indebtedness.

3.6. Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course of Business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Assets.

3.7. Purchased Contracts. Each Purchased Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Purchased Contract. No event or circumstance has occurred that would constitute an event of default under any Purchased Contract or result in a termination thereof. Complete and correct copies of each Purchased Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Purchaser. There are no disputes pending or threatened under any Purchased Contract.

3.8. Material Customers and Suppliers. Schedule 3.8 sets forth a list of all of the customers of the Company with respect to the Business and the top ten suppliers of the Company with respect to the Business by dollar volume of sales and purchases with respect to the Business for the fiscal years ended December 31, 2019 and December 31, 2020 and for the five-month period ended May 31, 2021 (the “Material Customers and Suppliers”). Except as set forth on Schedule 3.8, since January 1, 2020, the Company has not received any notice from any of the Material Customers and Suppliers to the effect that any such customer or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received notice and the Company does not have Knowledge that any customer or customers that, individually or in the aggregate, account for more than 5% of the Company’s revenue has plans or has threatened to stop or materially decrease the rate of business done with the Company. The Company has not received notice and the Company does not have Knowledge that any supplier or suppliers that, individually or in the aggregate, account for more than 5% of the dollar amount of payments made by the Company has plans or has threatened to stop or materially decrease the rate of business done with the Company.

3.9. Inventory. The Inventory consists of items held for resale that are of a quality and quantity usable and saleable (without discount or price reduction) and are of the type, nature and quantity that the Company has sold or utilized within the one-year period prior to the date of this Agreement. The method of valuing such Inventories, and the reserves with respect thereto, is consistent with past practice and in accordance with reasonable accounting practices. The values of Inventory known to the Company to be obsolete or be below standard quality have been written down on the Company’s books.

3.10. Title to Assets; Sufficiency; Agreement. The Company owns all of the Assets. Except as set forth on Schedule 3.10, the Assets are free and clear of all Liens. The Assets have been maintained in accordance with normal industry practice, and are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets and properties are presently used.

3.11. Intellectual Property Rights.

(a) Set forth on Schedule 3.11(a) is a complete and accurate list and brief description of: (i) all Company IP that is subject to any issuance, registration, or application by or with any governmental authority or with any governmental authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”) specifying as to each, as applicable: the title or mark; the applicable license agreement under which the Company licenses the Company IP; the owner of record; the jurisdiction; the issue, registration, or application number; the issue, registration, or filing date; and (ii) all material unregistered Trademarks included in the Company IP; and (iii) all proprietary Software of the Company; and (iv) all material unregistered Copyrights included in the Company IP; and (v) all trade secrets and material know-how included in the Company IP. Except as set forth on Schedule 3.11(a), the Company solely and exclusively owns all right, title, and interest in and to, and is the owner of record of, the Intellectual Property Registrations. Except as set forth on Schedule 3.11(a), the Company solely and exclusively owns all right, title, and interest in and to the Company IP, and has the valid and enforceable right to use and exploit all Business IP in each case, free and clear of all Liens.

(b) Set forth on Schedule 3.11(b) is a complete and accurate list of any Contract pursuant to which the Company (i) is granted by any Person any license, sublicense, or similar right with respect to the Intellectual Property of any Person, and (ii) grants to any Person any license, sublicense, or similar right with respect to any Intellectual Property (collectively, “Intellectual Property Agreements”). The Company IP together with the Intellectual Property rights licensed under the Intellectual Property Agreements included in the Purchased Contracts includes all of the Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

(c) Each item of Company IP, and the Company’s rights therein, is in full force and effect; valid, subsisting and enforceable, and there are no facts that would render the Company IP, or the Company’s rights therein, invalid or unenforceable. No claim is pending or, to the Knowledge of the Company, threatened, to the effect that any Company IP is or will be invalid or unenforceable by the Company, and, to the Knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened).

(d) There are no actions that must be taken or fees that must be paid within ninety (90) days following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Intellectual Property Registrations. The Company has not taken any action or allowed any event to occur, and the Company is not aware of any event or circumstances, which would set a patent bar date within ninety (90) days of the Closing Date with respect to any invention disclosure that the Company is currently evaluating or has determined to file a patent application thereof. All Intellectual Property Registrations are maintained in good standing, and all applications within the Intellectual Property Registrations are being diligently prosecuted in the respective offices in accordance with applicable Laws. None of the Intellectual Property Registrations are involved in any interference, reexamination, cancellation, or opposition proceeding, or any other pending or, to the Knowledge of the Company, threatened action, including any action regarding the ownership, use, validity, scope, or enforceability of the Intellectual Property Registrations. The Company is listed as the sole owner of record of each item of the Intellectual Property Registrations. To the extent “small entity” fees were paid for any Patent, such reduced fees were then appropriate.

(e) The Company IP and the conduct of the Business as conducted prior to Closing does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the Intellectual Property or proprietary right of any third party. No claim by any third party contesting the validity, enforceability, use or ownership of the Company IP by the Company has been made and, to the Knowledge of the Company, is threatened. No third party is engaging or has engaged in any activity or conduct that infringes, misappropriates, or otherwise violates any Company IP; and the Company has not asserted any claims relating to, or made any offer for license related to, such activity against any third party.

(f) All employees and independent contractors (including consultants) of the Company which have participated in the development or creation of Intellectual Property owned or purported to be owned by the Company have executed written agreements, pursuant to which each such employee or independent contractor has assigned to the Company all of its rights, title, and interest in and to all such Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate to the Business, which agreement includes a present tense assignment of future inventions. No past or present owner, employee or independent contractor of the Company has any ownership interest, license, permission, or other right in or to any Intellectual Property owned or purported to be owned by the Company.

(g) The Company has taken all necessary measures to protect the confidentiality of all trade secrets and confidential information included in the Company IP. Each current and former employee, independent contractor, consultant or manufacturer of the Company, and any other Person who has or had access to any Company IP, has executed a written agreement with reasonable confidentiality and non-use protections for the Company’s trade secrets and confidential information. No such Person is or is suspected to be in violation of any material term of such agreement. No confidential information that is material to the Business as currently conducted or any trade secret has been disclosed or authorized to be disclosed to any Person, other than pursuant to a written non-disclosure agreement or similar instrument.

(h) All material know-how and trade secrets are documented in a tangible, legible, and accessible format that can be readily understood by a Person reasonably familiar with the subject matter.

(i) To the Knowledge of the Company, it will not be necessary to use in the Company’s Business any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. No funding, facilities or resources of a government, university, college, other educational institution or research center was used in the development of any Business IP. To the Knowledge of the Company, no Person who was involved in, or who contributed to, the creation or development of any Business IP, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Company’s rights in the Business IP.

3.12. Litigation. Except as set forth on Schedule 3.12, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, or before or by any Government Entity. Schedule 3.12 lists all suits, proceedings (including any arbitration proceedings), orders, investigations or claims against the Company at law or in equity that have occurred since January 1, 2016 related to the Business or the Assets.

3.13. Information Technology Systems; Data Security; Privacy. The information technology systems used by the Company are fully functional, operational and adequate, and, to the Company’s knowledge, do not require any updates, upgrades or additional licenses, to allow the Company to conduct the Business as currently conducted. The Company has established and implemented commercially-reasonable policies, programs and procedures, and taken commercially-reasonable measures to protect the confidentiality, integrity, operation, and security of the information technology systems used by the Company (and the information stored or processed on those systems), as well as its products or services, against any unauthorized Processing, or any interruption, corruption or vulnerability. In the 24-month period prior to the date hereof, there has been no failure, breakdown, or continued substandard performance of any information technology system that has caused a material disruption or interruption of the Company’s operations or services. The Company and its products and services have always been and currently are in compliance with all Personal Information Obligations. The Company has not received any notice from any Person with respect to any non-compliance or non-conformity of any Personal Information Obligations. Neither the execution of this Agreement, the contemplated transactions, nor the performance of the Company’s obligations hereunder will violate any Personal Information Obligations, or require notice to or the consent from any Person for the continued Processing of Personal Information. Neither the Company, nor any Person who holds or processes Personal Information on behalf of the Company, has experienced any loss, damage, unauthorized access, unauthorized disclosure, improper alteration, misuse, or breach of the privacy or security of any Personal Information in its possession, custody, or control that (i) would have required notice to any third Person (including any Government Entity or parties to any Contract) under any Personal Information Obligations, or (ii) caused or may in the future cause a material loss or disruption to the Company or its operations.

3.14. Compliance with Laws. The Company is, and has been, in material compliance with all applicable Laws as such compliance relates to the Business or the Assets.

3.15. Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice.

3.16. Real Property. The Company does not own any real property relating to the Business, nor has it ever owned any real property relating to the Business. Schedule 3.16 sets forth the address of each parcel of real estate leased by the Company (“Leased Real Property”), a true and complete list of all leases for each such Leased Real Property, and the amount of security deposit for each such Leased Real Property.

3.17. Labor Matters. The Company is in compliance with all Laws with respect to employment and employment practices, terms and conditions of employment and wages and hours (including the Employee Retirement Income Security Act of 1974, as amended), and the Company is not engaged in any unfair labor practice and has not been threatened with a possible claim for any such practice. There is currently no pension plan maintained by the Company that requires the Company to contribute with respect to its employees. The Company has properly classified its employees and independent contractors.

3.18. Benefits. Except as set forth on Schedule 3.18, the Company has no pension, profit sharing, Employee Benefit Plan, or similar plans which cover any of its employees. The Company has no obligation with respect to any contributions (including all employer contributions and employee salary reduction contributions) that are due, and any such contributions have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company.

3.19. Taxes. All Taxes due and owing by the Company have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. All Tax Returns required to be filed by the Company for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects.

3.20. Investment Representations.

(a) The Company has been given access to full and complete information regarding the Purchaser and has utilized such access to the Company’s satisfaction for the purpose of obtaining information; and has either met with or been given reasonable opportunity to meet with representatives of the Purchaser for the purpose of asking questions of, and receiving answers from, such representatives concerning the terms and conditions of the offering of the Issued Shares and to obtain any additional information necessary to verify the accuracy of information provided to the Company. The Company does not desire further information.

(b) The Company has had an opportunity to review, with the Company’s own tax advisors, the federal, state and local tax consequences of an investment in the Purchaser, where applicable, and the transactions contemplated by this Agreement. The Company is relying solely on such advisors and not on any statements or representations of the Purchaser or any of its agents, except those expressly set forth in this Agreement, and understands that the Company (not the Purchaser) shall be responsible for the Company’s own tax liability that may arise as a result of an investment in the Purchaser or the transactions contemplated by this Agreement.

(c) The Company acknowledges that the Company has had the opportunity to review this Agreement, and the Transaction Documents, and the transactions contemplated by this Agreement with the Company’s own legal counsel. With respect to legal advice concerning an investment in the Purchaser or the transactions contemplated by this Agreement, the Company is relying solely on the Company’s own legal counsel, if any, and not on any statements or representations of the Purchaser, except those expressly set forth in this Agreement, or any of the Purchaser’s agents, including the Purchaser’s legal counsel.

(d) The Company realizes that acquisition of the Issued Shares represents a speculative investment involving a high degree of risk, including but not limited to the risks described herein.

(e) The Company can bear the economic risk of an investment in the Issued Shares for an indefinite period of time, can afford to sustain a complete loss of such investment, has no present or contemplated need for liquidity in connection with an investment in the Issued Shares, and can afford to hold the Issued Shares indefinitely.

(f) The Company realizes that there are restrictions on the transferability of the Issued Shares, and that for this and other reasons, the Company may not be able to liquidate the investment in the Issued Shares for an indefinite period.

(g) The Company realizes that the Issued Shares have not been registered for sale under the Securities Act of 1933, as amended (the “Act”) or applicable state securities laws (the “State Laws”), and may be sold only pursuant to registration under the Act and State Laws, or an opinion of counsel that such registration is not required. The certificates (or the book-entry if the Issued Shares are issued in book-entry form) representing the Issued Shares will include a legend containing substantially the following language:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state and were offered and sold by the Corporation in reliance on exemptions from the registration requirements of the Act and such laws. The securities are subject to restrictions on transferability and resale and may not be offered, resold or otherwise transferred or disposed of except pursuant to, and in accordance with, a registration statement that has become effective under the Act, unless the corporation has received an opinion of counsel satisfactory to it that such transfer or disposition does not require registration under said laws and, for any such transfers or dispositions, such evidence as the corporation may request and rely upon to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.”

(h) The Company understands that issuance of the Issued Shares to the Company has not been reviewed or approved by the Securities and Exchange Commission or by any state securities or other authority.

(i) The Company understands that, except as set forth in Section 6.8, the Purchaser has no obligation to register the Issued Shares, or file the reports or make public the information required by Rule 144 under the Act relating to trading in restricted securities, and that Rule 144 may not otherwise be available to permit such trading.

(j) The Company is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Issued Shares, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks (or, in the alternative, has a knowledgeable representative whom such Company intends to use in connection with a decision as to whether to acquire the Issued Shares).

(k) The Company understands that any information provided about the Purchaser’s future plans and prospects is uncertain and subject to all of the uncertainties inherent in predictions.

(l) The Company acknowledges that the acquisition of the Issued Shares is not the result of any general solicitation or general advertising, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(m) The Company certifies, under penalty of perjury, that the Company is not subject to the backup withholding provisions of the Internal Revenue Code of 1986, as amended, and that the Taxpayer Identification Number provided to the Purchaser is true and correct. (Note: the Company is subject to backup withholding if: (i) the Company fails to furnish its Taxpayer Identification Number herein; (ii) the Internal Revenue Service notifies the Purchaser that the Company furnished an incorrect Taxpayer Identification Number; (iii) the Company is notified that it is subject to backup withholding; or (iv) the Company fails to certify that it is not subject to backup withholding or the Company fails to certify the Company’s Taxpayer Identification Number.)

(n) The Shareholder is the sole equity owner of the Company and the Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Act.

ARTICLE IV

Representations and Warranties of the Purchaser

As a material inducement to the Company and the Shareholder to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Company and the Shareholder as follows:

4.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser possesses all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2. Power and Authority; Enforceability. The Purchaser has all corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Purchaser.

4.3. No Conflicts. Neither the execution and delivery of this Agreement by the Purchaser or of any Transaction Documents to which it is a party nor the consummation by the Purchaser of the transactions contemplated by this Agreement or such Transaction Documents will (a) conflict with or violate any provision of the Organizational Documents of the Purchaser, (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to the Purchaser; or (c) require any authorization, consent, approval, order, exemption or other action by or notice to any court, other Government Entity or other Person or entity under, the provisions of any applicable Law, judgment, order or decree, except as has been obtained in advance of the date hereof.

ARTICLE V

Indemnification

5.1. Survival. The representations, warranties, covenants and agreements in this Agreement and the disclosure schedules attached hereto or in any writing delivered by any party to any of the other parties in connection with this Agreement will survive the Closing.

5.2. Indemnification by the Company. The Company and the Shareholder, jointly and severally, will indemnify, defend, and hold harmless the Purchaser and each of its officers, managers, directors, employees, members, shareholders, Affiliates, representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and with respect to, and will compensate and reimburse the Purchaser and the Purchaser Indemnified Parties for, any and all losses, Liabilities, damages, fees, direct and indirect damages (including consequential and incidental damages, lost profits, and punitive damages but only to the extent such punitive damages are actually awarded to a third party), and costs and expenses (including, without limitation, reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, “Damages”), of any kind or character, regardless of whether or not such Damages relate to any third party claim, arising out of or in any manner incident, relating or attributable to (a) any inaccuracy in any representation or warranty of the Company or the Shareholder contained in this Agreement, (b) any failure by the Company and the Shareholder to perform any covenant by it under this Agreement, (c) the Excluded Liabilities, (d) any Taxes with respect to operation of the Business by the Company, (e) the operation of the Business by the Company, or (f) any unpaid Indebtedness of the Company. The Purchaser will have the right to offset any indemnifiable Damages against any payment due to the Company or the Shareholder, including any Royalty Payments due under Section 1.6, in each case on a dollar-for-dollar basis and, to the extent that Issued Shares are held by the Company or the Shareholder, by cancelling that amount of Issued Shares with a fair market value equal to the amount of indemnifiable Damages.

5.3. Additional Agreement. Notwithstanding anything to the contrary herein, for the purposes of determining the existence of any breach of a representation, warranty, covenant or agreement made by the Company or the Shareholder and for the purposes of determining Damages, each representation, warranty, covenant and agreement made by the Company or the Shareholder will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation, warranty, covenant or agreement.

5.4. Limits on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, the Company and the Shareholder will not have any obligation to indemnify the Purchaser Indemnified Parties under Section 5.2(a) unless and until the Purchaser Indemnified Parties suffer an aggregate amount of Damages by reason of such matters in excess of $15,000 (the “Basket”), and then to the extent of such Losses from the first dollar of the aggregate of such Losses without regard to the Basket; provided, however, that the Basket will not apply to Damages resulting from a breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.10, 3.11, 3.14, 3.19, and 3.20 (the “Fundamental Reps”) or any claim related to, arising out of or based upon any fraud, willful breach or intentional misrepresentation by either the Company or the Shareholder.

(b) Notwithstanding anything in this Agreement to the contrary, the maximum obligation of the Company and the Shareholder to indemnify the Purchaser Indemnified Parties under Section 5.2(a) will not exceed $120,000 (the “Cap”). Notwithstanding the foregoing, the Cap will not apply to Damages resulting from a breach of the Fundamental Reps or any claim related to, arising out of or based upon any fraud, willful breach or intentional misrepresentation by either the Company or the Shareholder; provided, however, that the maximum obligation of the Company and the Shareholder to indemnify the Purchaser Indemnified Parties for all Damages resulting from a breach of the Fundamental Reps will not exceed the amount of the Purchase Price.

5.5. Indemnification by the Purchaser. The Purchaser will indemnify, defend, and hold harmless the Company and the Shareholder from, against and with respect to, and will compensate and reimburse the Company and the Shareholder for, any Damages, of any kind or character, regardless of whether or not such Damages relate to any third party claim, arising out of or in any manner incident, relating or attributable to (a) any inaccuracy in any representation or warranty of the Purchaser contained in this Agreement, and (b) any failure by the Purchaser to perform any covenant to be performed by it under this Agreement.

5.6. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

ARTICLE VI

Covenants

6.1. General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and transition of the Assets, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party. From and after the Closing, the Company will provide the Purchaser with access to all documents, books, records (including tax records), agreements, relationship contacts and information and financial data of any sort relating to the Business or the Assets.

6.2. Confidentiality. The Company and the Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and, if requested by the Purchaser, will deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in such party’s possession and included in the Assets. In the event that either of the Company or the Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Company or the Shareholder, as applicable, will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If such protective order is not obtained, or if and to the extent the Purchaser waives such prohibition, the Company or the Shareholder, as applicable, may make such disclosure. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation, the Agreement and the transactions contemplated hereby for Tax reporting, legal advice and other similar purposes.

6.3. Non-Competition.

(a) Noncompetition by the Company and the Shareholder. Until the two-year anniversary of the Closing Date (the “Restricted Period”), the Company and the Shareholder (the “Restricted Parties”) will not, directly or indirectly, anywhere in the world (i) engage in any business or activity that competes with the Business (except on behalf of the Purchaser and its Affiliates), or (ii) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business or activity that competes with the Business.

(b) Nonsolicitation and Nonhire. During the Restricted Period, the Restricted Parties will not, directly or indirectly: (i) solicit the business of any Person who is a customer of the Purchaser or its Affiliates with respect to the Business in the absence of Purchaser’s consent; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Purchaser or its Affiliates or the Company on the Closing Date or within the year preceding the Closing Date, to cease doing business with such parties, to deal with any competitor of the Purchaser or its Affiliates, or in any way negatively interfere with its relationship with such parties; or (iii) hire, retain or attempt to hire or retain any employee or independent contractor of the Purchaser or its Affiliates (including any former employee or independent contractor if such Person was an employee or independent contractor of the Purchaser or any of its Affiliates within the 12 month period prior to such hiring, retention or attempt to hire or retain) or in any way interfere with the relationship between the Purchaser or any of its Affiliates and any of their respective employees or independent contractors.

(c) Tolling. If any of the Restricted Parties, as applicable, violates any provisions or covenants of this Section 6.3, the duration of the restrictions in this Section 6.3 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event a party seeks relief from such violation before any court, board or other tribunal, then the duration of restrictions in this Section 6.3 will be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.3 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Restricted Parties each acknowledge this Section 6.3 is reasonable and necessary to protect and preserve the Purchaser’s and its Affiliates’ legitimate business interests.

(e) Enforcement of Covenant. The parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.3 is an inadequate remedy and that none of the Restricted Parties will challenge the enforceability or reasonableness of the covenants set forth in this Section 6.3. In recognition of the irreparable harm that a violation by the Restricted Parties of any of the covenants, agreements or obligations arising under this Section 6.3 would cause the Purchaser or its Affiliates, each Restricted Parties agree that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against the Restricted Parties without posting a bond or other security. In the event of an action to enforce the covenants in this Section 6.3, the Purchaser will be entitled to be reimbursed for attorney’s fees incurred by the Purchaser with respect to such action.

(f) Specific Performance. The parties agree that irreparable damage would occur if any provision of this Section 6.3 were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.4. Transfer Taxes. The Company and the Shareholder, jointly and severally, will be responsible for all stamp, transfer, documentary, sales, use, value added, registration, property, excise and other such taxes and fees relating thereto (including any penalties, interest and additions to such taxes) incurred in connection with this Agreement, all other agreements or instruments contemplated herein and the transactions contemplated hereby, and the Company will make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Tax Laws.

6.5. Post-Closing. The Company will cease operations as soon after the Closing as is practicable. At its option, and with no obligation to do so, the Purchaser may negotiate directly with existing Company employees the terms of either transitional or permanent employment or another contractual arrangement with the Purchaser after the Closing.

6.6. Customer and Supplier Transition Services. Following the Closing, the Company shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to cause the transfer of the Material Customers and Suppliers and the Purchased Contracts to the Purchaser and to transition such relationships to the Purchaser. At its option, and with no obligation to do so other than as provided in the Purchased Contracts, the Purchaser may negotiate directly with existing customers of the Company, whether Material Customers or not, to continue to provide products and services provided by the Company prior to the Closing.

6.7. Intellectual Property Transition Services. Following the Closing, the Company agrees, and, if necessary, will cause its Affiliates, to provide the transition services described on Schedule 6.7 (collectively, the “IP Transition Services”), to the extent and in a manner reasonably necessary for the Purchaser to continue to operate the Business in a manner consistent with the operation of the Business prior to the Closing. A determination of the satisfactory completion of the IP Transition Services shall be in the Purchaser’s sole discretion, as determined by Kimothy Smith on behalf of the Purchaser. This determination will be based on documentation of satisfactory completion of each item in Schedule 6.7 within the timeframe Francisco has been engaged to accomplish the IP Transition Services.

6.8. Registration.

(a) General. No later than 60 days following the Closing Date (the “Registration Due Date”), the Purchaser shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of all of the Issued Shares (the “Registration Statement”); provided, however, that if the Registration Due Date falls on a Saturday, Sunday or other day on which the SEC is not open for business, then the Registration Due Date shall be extended to the next day on which the SEC is open for business. The Registration Statement required hereunder shall be on Form S-3 (or any other applicable form, at the sole discretion of the Purchaser, if Form S-3 is not available to the Purchaser). Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as possible after the filing thereof, and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the date when all Unrestricted Shares covered by the Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act.

(b) The Purchaser’s Obligations. Not less than five business days prior to the filing of the Registration Statement or any related prospectus or any amendment or supplement thereto, the Purchaser will furnish to the Company and the Shareholder copies of all such documents proposed to be filed (other than those documents incorporated or deemed incorporated by reference to the extent requested by such Person) which documents will be subject to the review of the Company and the Shareholder. The Purchaser shall not file the Registration Statement or any such prospectus or any amendments or supplements thereto to which the Company or the Shareholder shall reasonably object in good faith, provided that the Purchaser is notified of such objection in writing no later than three business days after the Company and the Shareholder have been so furnished copies of such documents.

(c) The Company and the Shareholder’s Obligations.

(i) The Company and the Shareholder shall cooperate with the Purchaser, as requested by the Purchaser, in connection with the preparation and filing of any Registration Statement hereunder. The Company and the Shareholder shall provide the Purchaser with a completed Selling Stockholder Questionnaire and such other information that the Purchaser may reasonably require the Company and the Shareholder to promptly furnish in writing to the Purchaser as may be required in connection with such registration including, without limitation, all such information as may be requested by the SEC or FINRA or any state securities commission and all such information regarding the Company, the Shareholder, the Issued Shares held by the Company and the Shareholder, and the intended method of disposition of the Issued Shares. The Company and the Shareholder agree to provide such information requested in connection with such registration within five business days after receiving such written request. The Purchaser shall not be responsible for any delays in filing or obtaining or maintaining the effectiveness of the Registration Statement caused by the Company or the Shareholder’s failure to timely provide a completed Selling Stockholder Questionnaire or such other information requested by the Purchaser.

(ii) The Company and the Shareholder shall sell any and all Issued Shares purchased hereby in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. Neither the Company nor any Shareholder will make any sale, transfer or other disposition of the Issued Shares in violation of federal or state securities or “blue sky” laws and regulations.

(iii) Notwithstanding the foregoing, while the Restricted Shares will be included on the Registration Statement, the Restricted Shares will not be eligible for resale pursuant to the Registration Statement until the risk of forfeiture lapses pursuant to Section 1.7.

ARTICLE VII

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business IP” means all Intellectual Property used or held for use in, or necessary for, the conduct of the Business as currently conducted.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means all Intellectual Property owned or purported to be owned, or Controlled, in whole or part, by the Company (including all Intellectual Property which an employee or other third party is obligated by contract, statute or otherwise to assign to the Company).

“Confidential Information” means information regarding the terms of and transactions contemplated under this Agreement and the other Transaction Documents, and any information with respect to the Business that the Company has treated as proprietary and that it does not in the Ordinary Course of Business disclose to any Person outside the Company concerning the businesses and affairs of the Company, excluding any information that (a) is in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (c) is disclosed to the recipient by a third party not under an obligation of confidence, or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“Control” means, with respect to any Intellectual Property, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise, to grant an exclusive license, sublicense or other right to or under such Intellectual Property without violating the terms of any agreement or other arrangement with any third party.

“Employee Benefit Plans” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect when applied.

“Government Entity” means individually, and “Government Entities” means collectively, any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company or any of its subsidiaries); (c) all obligations of such Person that are not characterized as current liabilities under GAAP; (d) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (e) all capital lease obligations of such Person determined in accordance with GAAP; (f) all obligations of such Person secured by a contractual lien; (g) all guarantees of such Person in connection with any of the foregoing; or (h) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“Intellectual Property” means any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from: (a) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like) (collectively, “Patents”); (b) copyrights, mask works, and works of authorship (collectively, “Copyrights”); (c) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs (collectively, “Software”); (d) trademarks, trade names, service marks, trade dress, and the goodwill associated therewith (collectively, “Trademarks”); (e) trade secrets, confidential information, and know-how (including methods, specifications, processes); (f) domain names, phone numbers, and social media accounts and handles; (g) data (whether sourced from a third party, Company-generated or otherwise), databases, data compilations and all documentation relating to the foregoing; and (h) any applications for or registrations of any of the foregoing.

“Knowledge” means the knowledge of such Person after reasonable inquiry, and “Knowledge” as it is applied to the Company means the knowledge of the Shareholder, Robinson and Francisco, after reasonable inquiry.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of another Person.

“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person.

“Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity.

“Personal Information” means information, in any form, that could be used (alone or in combination with other information) to directly or indirectly identify, contact or track an individual. This includes, without limitation, information covered by any Laws relating to the security, privacy, or processing of personal information in any form.

“Personal Information Obligations” means the Company’s privacy policies or notices, other policies, terms of use, terms and conditions, Contracts, documents, promises or representations to any Persons, and any applicable Laws, guidance, industry standards, or certifications, regarding Processing of Personal Information, privacy, or data security.

“Processing” means the collection, use, interception, alteration, modification, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing or use of Personal Information.

“Products” means developed, molecular asseys organized into assay panels, which assay panels were created using the Company’s proprietary molecular assays and proprietary methodology of developing the same.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

ARTICLE VIII

Miscellaneous

8.1. Fees and Expenses. Each party will be responsible for all costs and expenses incurred by such party in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

8.2. Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently.

8.3. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived, in writing, executed by the Purchaser and the Company.

8.4. Successors and Assigns; Public Disclosure. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by the Company without the prior written consent of the Purchaser. Purchaser may assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its Affiliates, in connection with a merger or consolidation involving the Purchaser, or in connection with a sale of substantially all of the equity of assets of the Purchaser, and may assign any or all of its rights pursuant to this Agreement or the ancillary documents hereto, including its rights to indemnification, to any of its lenders as collateral security. The Company shall not release any public statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser except as may be required by applicable Law (including the rules and regulations of the Securities and Exchange Commission or of any applicable stock exchange or other self-regulatory organization).

8.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.6. Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

8.7. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, without limitation, any confidentiality agreement.

8.8. Governing Law; Forum; Waiver of Jury. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.9. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.10. Notices. All notices to be given under this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent by facsimile (with confirmation of receipt) or electronic mail, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices will be sent to the Purchaser, the Company, and the Shareholder at the addresses indicated on the applicable signature page or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but will not be deemed to have been duly given unless and until it is actually received by the intended recipient.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

COMPANY:

GENARRAYTION, INC.

By:	/s/ R. Paul Schaudies
Name:	R. Paul Schaudies
Title:	Chief Executive Officer

/s/ R. Paul Schaudies
R. Paul Schaudies

Notice Address:

1601 Ocean Drive South
Unit 709
Jacksonville Beach, FL 32250
Email: pschaudies@yahoo.com.

with a copy to (which will not constitute notice to the Company and the Shareholder):

Rock Solid Law
220 Ponte Vedra Park Drive, Suite 280
Ponte Vedra, FL 32082
Attn: John McE. Miller
Fax: (904) 212-0876
Email: john@rocksolidlaw.com

[Signature Page to Asset Purchase Agreement]

pURCHASER:

NEPHROS, INC.

By:	/s/ Andrew Astor
Name:	Andrew Astor
Title:	Chief Executive Officer

Notice Address:

380 Lackawanna Place
South Orange, New Jersey 07079
Attention: Andrew Astor
Email: andy@nephros.com

with a copy to (which will not constitute notice to the Purchaser):

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Attn: Chris Melsha and Amanda Lorentz
Fax: (612) 492-7077
Email: cmelsha@fredlaw.com; alorentz@fredlaw.com

[Signature Page to Asset Purchase Agreement]